FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN ITEOS THERAPEUTICS, INC. AND MICHEL DETHEUX

This First Amendment (the “First Amendment”) dated this 27th day of May, 2025 is made by and between iTeos Therapeutics, Inc. (the “Company”) and Michel Detheux (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Employment Agreement”) effective as of the closing of the Company’s first underwritten public offering of its equity securities; and

WHEREAS, the Company and the Executive desire and agree to amend the Employment Agreement, in accordance with Section 19 thereof.

NOW THEREFORE, in consideration of the mutual promises and agreements of the parties as set forth below, the parties agree to this First Amendment, as follows:

1.
Section 5 of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Benefit shall immediately cease (the ‘Separation Agreement and Release’), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period, the Company shall (y) pay the Executive an amount equal to eighteen (18) months of the Executive’s Base Salary (the ‘Salary Continuation Benefit’); provided in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Salary Continuation Benefit received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the ‘Restrictive Covenants Agreement Setoff’); and (z) provide, to the extent the Executive timely elects COBRA continuation coverage, payment or reimbursement for the cost of the employer portion of the monthly COBRA premiums for the Company’s group medical, dental, vision and hospitalization coverage (in each case, to the extent the Executive was enrolled in such coverage as of the Date of Termination) as in effect on the Date of

Termination for the Executive and his qualified dependents until the earlier of (I) the last day of the eighteen (18)-month period following the Date of Termination, (II) the date upon which COBRA coverage otherwise terminates (including, without limitation, when the Executive becomes eligible to participate in any other group health plan), or (III) the date on which the Executive ceases to be eligible for COBRA continuation coverage for any reason (the ‘Benefits Continuation Coverage’ and together with the Salary Continuation Benefit, the ‘Severance Benefit’).

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Benefit, to the extent it qualifies as ‘non-qualified deferred compensation’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).”

2.
Section 6(a) of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“(a) If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)
the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) the Salary Continuation Benefit, provided that if the Executive’s Base Salary in effect immediately prior to the Change in Control is higher than at the Date of Termination, such higher Base Salary shall be used in determining the amount of the Salary Continuation Benefit), and (B) an amount equal to 1.5x the Executive’s Target Bonus in effect for the year in which the Date of Termination occurs, as determined by the Board or the Compensation Committee (collectively, the ‘Change in Control Payment’); provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable;

(ii)
the Executive shall be eligible to receive the Benefits Continuation Coverage; and

(iii)
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the ‘Time-Based Equity Awards’) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the ‘Accelerated Vesting Date’); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as ‘non-qualified deferred compensation’ within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.”

3.
Section 6(c) of the Employment Agreement is hereby amended to read, in its entirety, as follows:

“(c) Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

‘Change in Control’ shall mean any of the following:

(i) any ‘person,’ as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the ‘Act’) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all ‘affiliates’ and ‘associates’ (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the ‘beneficial owner’ (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (‘Voting Securities’) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger, directly or indirectly involving the Company, where the stockholders of the Company, immediately prior to such consolidation or merger, would not, immediately after such consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in such consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a ‘Change in Control’ shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a ‘Change in Control’ shall be deemed to have occurred for purposes of the foregoing clause (i).

Except as amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.

This First Amendment may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and agreed to as of the date first written above.

ITEOS THERAPEUTICS, INC.

By: /s/ Matthew Gall

EXECUTIVE:

/s/ Michel Detheux

Michel Detheux